Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements and Amendments of Nortel Networks Limited (“Nortel”) of our reports dated April 29, 2005, relating to the financial statements and financial statement schedule of Nortel and management’s report on internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canadian-U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements; and which report on internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Nortel Networks Limited for the year ended December 31, 2004:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto (Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and Guaranteed Debt Securities of Nortel Networks Limited) (333-88164)

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Toronto, Canada
April 29, 2005